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                                 FIRST AMENDMENT

                         TO THE STOCK PURCHASE AGREEMENT

                                      AMONG

                         IONEX TELECOMMUNICATIONS, INC.

                      ADVANCED COMMUNICATIONS GROUP, INC.,

                       FEIST LONG DISTANCE SERVICE, INC.,

                                 FIRSTEL, INC.,

                             TELECOM RESOURCES, INC.

                                       AND

                           VALU-LINE OF LONGVIEW, INC.

                          Dated as of November 19, 1999


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                                 FIRST AMENDMENT
                         TO THE STOCK PURCHASE AGREEMENT

         THIS FIRST AMENDMENT TO THE STOCK PURCHASE AGREEMENT (the "Amendment") made as of November 19, 1999 among IONEX TELECOMMUNICATIONS, INC., a Delaware corporation (formerly named Compass Telecommunications, Inc.) ("Buyer"), and FEIST LONG DISTANCE SERVICE, INC., a Kansas corporation, FIRSTEL, INC., a South Dakota corporation, TELECOM RESOURCES, INC., a Texas corporation, VALU-LINE OF LONGVIEW, INC., a Texas corporation, and ADVANCED COMMUNICATIONS GROUP, INC., a Delaware corporation (the "Seller"), amends the Stock Purchase Agreement dated as of July 14, 1999 among the parties referenced above (the "Stock Purchase Agreement"; and as amended hereby, the "Agreement").

                                P R E A M B L E:

         WHEREAS, the parties wish to amend the Stock Purchase Agreement to enable the parties to close the transactions contemplated therein and to address related and additional issues arising since the execution of the Stock Purchase Agreement; and

         WHEREAS, all capitalized terms not otherwise defined herein have the meanings ascribed to them in the Stock Purchase Agreement.

         NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties, covenants and agreements herein contained, and other consideration, the receipt and sufficiency of which is acknowledged, the parties hereby agree as follows:

1.       REPRESENTATIONS AND WARRANTIES OF SELLER

         The Stock Purchase Agreement is hereby amended by inserting a new
Section 3.31, as follows:

         3.31 DELAWARE OPINION LETTER. The recitation of facts set forth in the opinion of Morris, Nichols, Arsht & Tunnell, as described in Section 8.2(m) hereof, and upon which their opinion is based does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

2.       INDEMNIFICATION

                  (a) The Stock Purchase Agreement is hereby further amended by replacing Section 10.2 in its entirety with the following:

         10.2 LIMITS ON INDEMNIFICATION. The parties hereto agree that any indemnification payments to be made pursuant to this Agreement by Seller on the one hand or Buyer on the other hand (except pursuant to Section 10.3(a), with respect to the representations and warranties contained in Sections 3.12, 3.20,
3.22 and 3.23 (but only with respect to the Helmsman Publications, Inc. v. Telecom Resources, Inc. litigation and


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the Gerald Morris and Lori Morris litigation set forth on Schedule 3.23), or
Sections 10.3(b), 10.3(c), 10.3(d), 10.3(f), 10.3(k), 10.3(l), 10.3(m) and
10.3(n) or 10.4(b)) shall be subject to the requirement that no claim may be made until the aggregate amount of indemnifiable Losses incurred by Seller on the one hand or Buyer on the other hand exceeds $75,000.00, at which time such claim for indemnification may be made for the aggregate amount of all indemnifiable Losses exceeding $75,000.00. Seller's indemnification obligation under Section 10.3(c) shall be limited in total to One Hundred Fifty Thousand and No/100s dollars ($150,000.00).

                  (b) The Stock Purchase Agreement is hereby further amended by replacing the period at the end of Section 10.3(k) thereof with a semi-colon and the word "or" and by inserting the following at the end of Section 10.3:

         (l) resulting from the dispute between Valu-Line and MCI/WorldCom concerning amounts purportedly owed one another prior to and as of the Closing Date and which arise out of the contract, dated as of August of 1996, entered into by and between Valu-Line and MCI Communications Corporation, as amended; or

         (m) the failure of Seller to obtain any required Consent prior to closing from any Governmental Authority to the assignment to a Telecommunication Subsidiary of the Interconnect Agreements listed on Schedule 8.2(k), including, but not limited to consent by the Missouri Public Service Commission to the Assignment to Feist of the Interconnect Agreement between Seller and Southwestern Bell Telephone (Missouri), and consent by the North Dakota Public Service Commission to the assignment to FirsTel of the Interconnect Agreement between Seller and US West Communications, Inc. (North Dakota); or

         (n) failure of Seller to obtain consent to the assignment to a Telecommunication Subsidiary of, or from a change of control resulting from the transactions contemplated by this agreement under, the following contracts: Carrier Digital Services Agreement, WorldCom Network Services, Inc.; Classic/Transcend Switched Services Program Enrollment Terms, WorldCom Network Services, Inc; Classic/Transcend Switched Services Telecommunications Services Agreement, WorldCom Network Services, Inc.; Carrier Agreement Terms and Conditions, MCI Telecommunications Corporation, as amended (FirsTel, Inc.); and Carrier Agreement, MCI Telecommunications Corporation (Valu-Line of Longview, Inc.)

3.       CLOSING

         The Stock Purchase Agreement is hereby further amended by replacing the word "and" at the end of Section 8.2(k) with a semi-colon, replacing the period at the end of Section 8.2(l) with a semi-colon and inserting new Section 8.2(m) and 8.2(n) as follows:


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                              First Amendement to the Stock Purchase Agreement
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                  "(m) An opinion in form reasonably satisfactory to Buyer,
         dated the Closing Date, of Morris, Nichols, Arsht & Tunnell, as to Seller's ability to sell the Telecommunications Subsidiaries without obtaining its shareholders' approval; and

                  (n) Buyer shall have in place an insurance policy, reasonably satisfactory to Buyer and Seller, which shall (a) provide coverage to Buyer for any Loss to Buyer arising out of a breach of the representation and warranty contained in Section 10.3(a) hereof, (b) have a benefit of $10 million dollars, (c) have a premium of $310,000 and (d) have a deductible of $400,000."

4.       COVENANTS

                  (a) The Stock Purchase Agreement is hereby further amended by inserting the following language at the end of Section 5.23:

                  "For purposes of clarification of the prior sentence, Seller and Buyer agree that Seller shall accept Buyer's bid as long as it is equally or more advantageous to Seller in terms of price, service quality or range of services in comparison to other bids. Seller shall submit to Buyer the telecommunications requirements upon which Buyer's bid is to be based as soon as practicable after the Closing Date."

                  (b) The Stock Purchase Agreement is further amended by adding the following sections to Article V:

         "5.27 MCFARLAND GUARANTEES. Buyer shall use its commercially reasonable efforts to have Rick McFarland removed as a personal guarantor of any of TRI's obligations and agree to indemnify Rick McFarland for Losses incurred by him as a result of such personal guarantees of TRI's obligations accruing or arising after the Closing. Notwithstanding the forgoing, Buyer shall not be obligated to indemnify Seller for any Losses related to Seller's Guarantees accruing or arising prior to the Closing."

         "5.28 SELLER GUARANTEES. Buyer shall use its commercially reasonable efforts to have removed Seller as a guarantor or otherwise relieve Seller of its obligations listed on SCHEDULE 5.28 ("Seller's Guarantees") and agree to indemnify Seller for any Losses incurred by it as a result of Seller's Guarantees accruing or arising after the Closing. Notwithstanding the forgoing, Buyer shall not be obligated to indemnify Seller for any Losses related to Seller's Guarantees accruing or arising prior to the Closing."

         "5.29 INTERCONNECT AGREEMENTS. If any required consent from any Governmental Authority to the assignment of the Interconnect Agreements listed on Schedule 8.2(k) has not been obtained by Closing, Seller shall use its best efforts to obtain within sixty (60) days after the Closing Date any such required consent from any Governmental Authority to the assignment to a Telecommunication Subsidiary of the Interconnect Agreements listed on Schedule 8.2(k) not obtained as of the Closing Date, including but not limited to, consent by the Missouri Public Service commission to the assignment to Feist of the Interconnect Agreement between Seller and Southwestern Bell Telephone (Missouri),

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                              First Amendement to the Stock Purchase Agreement
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and consent by the North Dakota Public Service Commission to the assignment to FirsTel of the Interconnect Agreement between Seller and US West Communications, Inc. (North Dakota). Seller agrees to assign (at not additional cost to Buyer) any such Interconnect Agreement to Buyer as soon as practicable following the grant of any such consent."

         "5.30 ADDITIONAL FILINGS. As soon as practicable after the Closing Date, Buyer shall update the following registrations to reflect the consummation of the transactions contemplated hereby: FirsTel and TRI registrations as toll resellers in Colorado, FirsTel and TRI registrations as providers of telecommunications services in Montana; Valu-Line, Feist and TRI registrations as non-dominant telecommunications carriers in Texas."

         "5.31 OKLAHOMA CITY WHITE PAGES ADVERTISING. Seller agrees that it shall pay to Buyer an amount equal to Buyer's reasonable cost of obtaining eight white pages of forward text information for the period extending from the Closing Date until February 18, 2003. At Buyer's option, such advertising shall contain information provided by Buyer, appear before the "telephone companies" portion of the forward white pages text, appear in Southwestern Bell or comparative alternative directories and appear in all or any portion of Oklahoma City and its greater metropolitan area. Payment for such advertising in an amount equal to $100,000 shall be made by Seller to Buyer at Closing. Within ninety (90) days of the Closing Date, Buyer shall obtain a quote of the cost of such advertising for the entire period described in this Section 5.31. If the cost of this advertising as set forth in such quote exceeds $100,000, Seller shall pay such excess to Buyer promptly upon receiving Buyer's written demand, together with reasonable substantiating back-up, for such quote. If the cost of this advertising is less than $100,000, Buyer shall pay such difference to Seller promptly after obtaining such quote.

5.       SCHEDULES

             (a) Schedule 3.23 of the Stock Purchase Agreement is amended by adding the following:

                         TELECOM RESOURCES, INC. ("TRI")

HELMSMAN PUBLICATIONS, INC. V. TELECOM RESOURCES, INC.

         In Dallas County Court at Law No. 2; Cause No. 98-5003-B: Plaintiff sued TRI for breach of contract and is seeking approximately $11,000.00 plus attorneys' fees. TRI counterclaimed, asserting claims for breach of contract and under the Texas Deceptive Practices Act, and is seeking treble damages and attorneys' fees. No trial date has been set. By letter dated September 10, 1999, counsel for plaintiff served upon TRI Plaintiff's Request for Production of Documents to Defendant. A response was served on or about October 11, 1999.

"GERALD MORRIS AND LORI MORRIS

         Gerald Morris and Lori Morris operate a bail bondsmen's business. The Morris' transferred their local telecommunications services from a third-party provider to Valu-Line. Unbeknownst to both the Morrises and Valu-Line the third-party provider terminated the collect call service available to the Morrises. Consequently, certain of the Morris' customers were

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                           First Amendement to the Stock Purchase Agreement
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unable to obtain the Morris' services. The Morrises have filed a lawsuit seeking compensation for damages resulting from the interruption of call collect services and attorneys' fees, totaling approximately $55,000. Settlement negotiations are underway between counsel for the parties."

         (c) Schedule 5.14 of the Stock Purchase Agreement should be amended by adding the following under the subheading "FirsTel, Inc.":

         "Phoenix Warehouse; UCC - 1 successor in interest to an RCC Finance Group Ltd., UCC-1."

         (d) A new SCHEDULE 5.28 shall be added to the Stock Purchase Agreement as follows:


                                  SCHEDULE 5.28


                                SELLER GUARANTEES

        1.  Stock Purchase Agreement (Kinnet IRM) Seller and Liberty
            Cellular, Inc.

        2. Master Equipment Leases, Phoenix Leasing Incorporated, Lease Nos: 991053 and 981055, formerly with R.C.C.
            Finance Group Ltd. ("R.C.C.")

        3. Master Equipment Lease, Marlin Leasing Corp. Lease No. 991066, formerly with R.C.C.

        4. Master Equipment Lease, NewCourt Financial U.S.A., Inc., Lease Nos. 981054 and 981068, formerly with R.C.C.

        5.  2/15/96 Lease Agreement with IM Joint Venture (INFOMART).

        6.  Guaranty of Lease Agreement, ForHim, L.L.C., dated May 25, 1998.

        7. Software License Agreement, Saville Systems, Inc., dated September 16, 1998.

6.       MISCELLANEOUS

                  (a) At Closing Buyer shall deduct Thirty Thousand Dollars ($30,000) from the Consideration payable at Closing to reflect the failure of Seller to assign its competitive local exchange carrier Telecommunication Authorization in Missouri (as set forth in Schedule
         3.15 of the Agreement) to a Telecommunication Subsidiary and the fact that TRI no longer holds IXC authorization in Arkansas (as set forth on Schedule 3.15 of the Agreement).

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                           First Amendement to the Stock Purchase Agreement
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                  (b) At Closing, Buyer shall deduct an amount equal to $150,000 from the Consideration payable at Closing to cover Seller's portion of the insurance required to be obtained by Section 8.2(n) of the Agreement.

                  (c) At Closing, Buyer shall deduct an amount equal to $15,000 from the Consideration payable at Closing to reflect Seller's failure to convey certain resale agreements to a Telecommunication Subsidiary prior to Closing.

                  (d) At Closing, Buyer shall deduct an amount equal to $100,000 from the Consideration payable at Closing to cover the amount payable by Seller to Buyer, pursuant to Section 5.31 of the Agreement.

                  (e) As herein amended, the Stock Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the date hereof, all references in the Stock Purchase Agreement shall refer to the Stock Purchase Agreement as herein amended.

                  (f) This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Agreement.

                  (g) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principals of conflicts of law thereof.

         THE REMAINDER OF THE PAGE IS LEFT BLANK INTENTIONALLY

                             [the next page is numbered 9]



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                           First Amendement to the Stock Purchase Agreement
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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.



IONEX TELECOMMUNICATIONS, INC.              ADVANCED COMMUNICATIONS
                                            GROUP, INC.

By:_____________________________            By: __________________________
Name:___________________________            Name:   Richard A. O'Neal
Title:__________________________            Title:  Chairman and Acting Chief
                                                    Executive Officer


                                           FEIST LONG DISTANCE SERVICE, INC.


                                           By:_______________________________
                                           Name:    Richard A. O'Neal
                                           Title:   Chairman of the Board

                                           FIRSTEL, INC.

                                           By:_______________________________
                                           Name:    Richard A. O'Neal
                                           Title:   Chairman of the Board

                                           TELECOM RESOURCES, INC.


                                           By:_______________________________
                                           Name:    Richard A. O'Neal
                                           Title:   Chairman of the Board and
                                                    President

                                           VALU-LINE OF LONGVIEW, INC.


                                           By:_______________________________
                                           Name:    Richard A. O'Neal
                                           Title:   Chairman of the Board


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                           First Amendement to the Stock Purchase Agreement